Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441 ▪ (763) 551-5000 ▪ www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

COMPANY CONTACT:	Peter Michielutti
Executive Vice President,
Chief Operating Officer and
Chief Financial Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:	Jean Fontana
ICR, Inc.
(646) 277-1214

CHRISTOPHER & BANKS CORPORATION REPORTS RESULTS FOR THE
THIRTEEN WEEK PERIOD ENDED AUGUST 2, 2014

Minneapolis, MN, September 3, 2014 - Christopher & Banks Corporation (NYSE: CBK), a specialty women’s apparel retailer, today reported results for the thirteen week period ended August 2, 2014.

Results for the Thirteen Week Period Ended August 2, 2014

•
Net sales totaled $106.6 million, as compared to $104.2 million in the thirteen weeks ended August 3, 2013, an increase of 2.3%. During the quarter, the Company operated an average of 9.3% fewer stores than during the comparable period last year.

•
Same-store sales increased 2.6% in the thirteen weeks ended August 2, 2014, as compared to the thirteen weeks ended August 3, 2013; this follows a 7.7% same-store sales increase in last year’s second quarter.

•	Gross margin was 35.3%, as compared to 33.5% in last year’s second quarter.

•	Operating income totaled $3.3 million for the thirteen week period ended August 2, 2014. Operating loss was seven hundred dollars for the thirteen weeks ended August 3, 2013.

•
Net income for the thirteen week period ended August 2, 2014 totaled $3.4 million, or $0.09 per diluted share. Net loss for the thirteen weeks ended August 3, 2013 totaled $265,000, or a $0.01 loss per share.

LuAnn Via, President and Chief Executive Officer, commented, “We delivered solid financial results in the second quarter and made continued progress toward our long-term growth objectives. Customers are responding well to our refined merchandise assortment, targeted marketing programs and exceptional in-store experience. In addition, we remain pleased with our MPW (missy, petite, women) strategy, as these stores continue to deliver meaningfully higher sales and profitability than the Company average. Beyond our most recent accomplishments, we have significant opportunity ahead of us across all facets of our business. We are continuing to refine our mix of core and fashion merchandise, enhancing our marketing efforts, and upgrading the eCommerce business, in addition to optimizing our real estate portfolio. While the retail environment is likely to remain challenging and be highly promotional, we are pleased with the positive momentum behind our business, as we continue to execute on our strategic objectives.”

Balance Sheet Highlights and Capital Expenditures
Cash and cash-equivalents, and investments totaled $43.4 million as of August 2, 2014. Inventory per square foot, excluding in-transit and eCommerce inventory, increased approximately 39.2%, or $4.67 per square foot, as of August 2, 2014, as compared to August 3, 2013. This is consistent with the $4.72 increase at the end of the first quarter, as compared to last year. The planned increase in inventory is primarily due to our initial investment in a number of core programs launched in fiscal 2014 and the additional inventory for the 53 Christopher & Banks (“CB”) stores that received CJ Banks (“CJ”) product in early May. For the thirteen week period ended August 2, 2014, the Company had no outstanding borrowings under its revolving credit facility, and capital expenditures totaled approximately $6.1 million.

Outlook for the 2014 Third Quarter and Fiscal Year
For the third quarter of fiscal 2014, the Company expects:

•	total net sales of between $122 and $124 million, as compared to net sales of $118.1 million in last year’s third quarter;

•	to operate, on average, 550 stores, as compared to 596 stores, on average, during last year’s third quarter;

•	approximately 75 to 125 bps of gross margin improvement, as compared to the comparable prior year period, largely driven by improved merchandise margins;

•	SG&A dollars to be between approximately $34.0 million and $34.5 million, compared to the $33.2 million of SG&A expense reported in the third quarter last year;

•	inventory to remain higher than the level for the comparable prior year period and at a level similar to the dollars per square foot increase at the end of the second quarter; and

•
to open 4 new Outlet stores and 7 new MPW stores, to convert 1 CB and 1 CJ store to a MPW store, to close 3 CB stores and replace them with 3 new MPW stores, and to convert 31 CB and 2 CJ stores respectively to an equal number of MPW stores by adding CJ or CB product to each.

For the 2014 fiscal year, the Company:

•	expects capital expenditures to be approximately $22 million to $23 million;

•
expects to recognize a nominal amount of tax expense, as the Company’s tax provisions will continue to be affected by the valuation allowance on its deferred tax assets in fiscal 2014, although the potential exists that the valuation allowance may be reversed later this fiscal year;

•	is planning average store count to be down 8% and related average square footage for the year to be down approximately 6%, as compared to fiscal 2013; and

•	expects to end the fiscal year with a total square footage decrease of 1%, as compared to the end of fiscal 2013.

Conference Call Information
The Company will discuss its second quarter results in a conference call scheduled for today, September 3, 2014, at 4:30 p. m. Eastern time. The conference call will be simultaneously broadcast live over the Internet at http://www.christopherandbanks.com. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible at http://www.christopherandbanks.com until October 10, 2014. In addition, an audio replay of the call will be available shortly after its conclusion and will be archived until September 10, 2014. This call may be accessed by dialing (877) 870-5176 and using the passcode 7015639.

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing. As of September 3, 2014, the Company operates 546 stores in 43 states consisting of 246 Christopher & Banks stores, 117 stores in its women’s plus size clothing division CJ Banks, 141 MPW stores and 42 outlet stores. The Company also operates the www.ChristopherandBanks.com and www.CJBanks.com eCommerce websites.

Keywords: Christopher & Banks, CJ Banks, Women’s Clothing, Plus Size Clothing, Petites, Extended Sizes, Outfits.
Forward-Looking Statements
Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “believe” and similar expressions and include the statements: (i) that the Company has a significant opportunity ahead of it across all facets of its business; (ii) that the Company is continuing to refine its mix of core and fashion merchandise, enhancing its marketing efforts, and upgrading the eCommerce business, in addition to optimizing its real estate portfolio; (iii) that the retail environment is likely to remain challenging and be highly promotional; (iv) that for the third quarter of fiscal 2014, the Company expects total net sales of between $122 and $124 million, as compared to net sales of $118.1 million in last year’s third quarter; (v) that for the third quarter of fiscal 2014, the Company expects to operate, on average, 550 stores, as compared to 596 stores, on average, during last year’s third quarter; (vi) that for the third quarter of fiscal 2014, the Company expects approximately 75 to 125 bps of gross margin improvement, as compared to the comparable prior year period, largely driven by improved merchandise margins; (vii) that for the third quarter of fiscal 2014, the Company expects SG&A dollars to be between approximately $34.0 million and $34.5 million, compared to the $33.2 million of SG&A expense reported in the third quarter last year; (viii) that for the third quarter of fiscal 2014, the Company expects inventory to remain higher than the level for the comparable prior year period and at a level similar to the dollars per square foot increase at the end of the second quarter; (ix) that for the third quarter of fiscal 2014, the Company expects to open 4 new Outlet stores and 7 new MPW stores, to convert 1 CB and 1 CJ store to a MPW store, to close 3 CB stores and replace them with 3 new MPW stores, and to convert 31 CB and 2 CJ stores respectively to an equal number of MPW stores by adding CJ or CB product to each; (x) that for the 2014 fiscal year, the Company expects capital expenditures to be approximately $22 million to $23 million; (xi) that for the 2014 fiscal year, the Company expects to recognize a nominal amount of tax expense, as the Company’s tax provisions will continue to be affected by the valuation allowance on its deferred tax assets in fiscal 2014, although the potential exists that the valuation allowance may be reversed later this fiscal year; (xii) that for the 2014 fiscal year, the Company is planning average store count to be down 8% and related average square footage for the year to be down approximately 6%, as compared to fiscal 2013; and (xiii) that the Company expects to end the fiscal year with a total square footage decrease of 1%, as compared to the end of fiscal 2013. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to: (i) the inherent difficulty in forecasting consumer buying and retail traffic patterns which may be affected by factors beyond our control, such as a weakness in overall consumer demand; adverse weather, economic or political conditions; and shifts in consumer tastes or spending habits that result in reduced sales or gross margins; (ii) lack of acceptance of the Company’s fashions, including its seasonal fashions; (iii) the ability of the Company’s infrastructure and systems to adequately support our operations; (iv) the effectiveness of the Company’s brand awareness, marketing programs and efforts to enhance the in-store experience; (v) the possibility that, because of poor customer response to our merchandise, management may determine it is necessary to sell merchandise at lower than expected margins or at a loss; (vi) the failure to successfully implement the Company’s strategic and tactical plans; (vii) general economic conditions could lead to a reduction in store traffic and in consumer spending on women’s apparel; (viii) fluctuations in the levels of the Company’s sales, expenses or earnings; and (ix) risks associated with the performance and operations of the Company’s Internet operations.

Readers are cautioned not to place undue reliance on these forward-looking statements which are based on current expectations and speak only as of the date of this release. The Company does not assume any obligation to update or revise any forward-looking statement at any time for any reason.

Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Company’s website under “Investor Relations” and you are urged to carefully consider all such factors.

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CHRISTOPHER & BANKS CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THIRTEEN AND TWENTY-SIX WEEKS ENDED
AUGUST 2, 2014 AND AUGUST 3, 2013
(in thousands, except per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 2,	August 3,	August 2,	August 3,
	2014	2013	2014	2013

Net sales	$106,633	$104,233	$209,998	$212,752

Costs and expenses:
Merchandise, buying and occupancy	69,000	69,329	134,460	140,765
Selling, general and administrative	31,281	31,530	63,488	64,246
Depreciation and amortization	2,958	3,375	5,865	6,820
Impairment of store assets	144	—	144	140
Total costs and expenses	103,383	104,234	203,957	211,971

Operating income (loss)	3,250	(1)	6,041	781

Other expense	(53)	(37)	(104)	(100)

Income (loss) before income taxes	3,197	(38)	5,937	681

Income tax (benefit) provision	(165)	227	(42)	317

Net income (loss)	$3,362	$(265)	$5,979	$364

Basic income per share:

Net income (loss)	$0.09	$(0.01)	$0.16	$0.01

Basic shares outstanding	36,591	36,215	36,442	36,219

Diluted income per share:

Net income (loss)	$0.09	$(0.01)	$0.16	$0.01

Diluted shares outstanding	37,632	36,215	37,455	37,114

CHRISTOPHER & BANKS CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	Twenty-Six Weeks Ended
	August 2,	August 3,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$27,565	$37,122
Short-term investments	12,434	5,050
Accounts receivable	6,527	4,861
Merchandise inventories	48,218	40,048
Prepaid expenses and other current assets	9,135	7,974
Income tax receivable	954	413
Total current assets	104,833	95,468

Property, equipment and improvements, net	41,269	37,739

Other assets:
Long-term investments	3,402	4,780
Other assets	276	368
Total assets	$149,780	$138,355

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$18,455	$25,176
Accrued salaries, wages and related expenses	5,131	5,183
Accrued liabilities and other current liabilities	21,013	21,192
Total current liabilities	44,599	51,551

Non-current liabilities:
Deferred lease incentives	6,584	5,250
Deferred rent obligations	3,736	2,804
Other non-current liabilities	1,196	1,689
Total non-current liabilities	11,516	9,743

Stockholders' equity:
Common stock	465	462
Additional paid-in capital	123,173	120,882
Retained earnings	82,747	68,442
Common stock held in treasury	(112,711)	(112,711)
Accumulated other comprehensive loss	(9)	(14)
Total stockholders' equity	93,665	77,061

Total liabilities and stockholders' equity	$149,780	$138,355

CHRISTOPHER & BANKS CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE TWENTY-SIX WEEKS ENDED
AUGUST 2, 2014 AND AUGUST 3, 2013
(in thousands)

	Twenty-Six Weeks Ended
	August 2,	August 3,
	2014	2013
Cash flows from operating activities:
Net income	$5,979	$364
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	5,865	6,820
Impairment of store assets	144	140
Amortization of discount on investments	34	22
Amortization of financing costs	37	37
Deferred lease-related liabilities	2,277	(882)
Stock-based compensation expense	1,387	1,342
Loss on disposal of assets	51	2
Changes in operating assets and liabilities:
Increase in accounts receivable	(4,099)	(1,231)
(Increase) decrease in merchandise inventories	(3,341)	2,656
Increase in prepaid expenses and other assets	(1,744)	(1,154)
Increase in income taxes receivable	(644)	(8)
(Decrease) increase in accounts payable	(5,274)	2,527
Decrease in accrued liabilities	(3,602)	(1,011)
Increase in other liabilities	144	70
Net cash (used in) provided by operating activities	(2,786)	9,694

Cash flows from investing activities:
Purchases of property, equipment and improvements	(10,340)	(3,349)
Purchases of available-for-sale investments	(6,497)	(10,816)
Redemptions of available-for-sale investments	6,740	950
Net cash used in investing activities	(10,097)	(13,215)

Cash flows from financing activities:
Shares redeemed for payroll taxes/option costs	(1,469)	(190)
Exercise of stock options	843	94
Net cash used in financing activities	(626)	(96)

Net decrease in cash and cash equivalents	(13,509)	(3,617)
Cash and cash equivalents at beginning of period	41,074	40,739
Cash and cash equivalents at end of period	$27,565	$37,122

Supplemental cash flow information:
Unpaid purchases of equipment and improvements	$531	$59
Shares surrendered for stock option cost	$1,715	$—